EXHIBIT 99.1

ENGlobal Announces Appointment of J. Neal Vizina as Engineering President

HOUSTON, Oct. 25, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced that it has appointed Mr. J. Neal Vizina to serve as the Company's new President of Engineering effective immediately.  In this role, Mr. Vizina will report directly to Edward L. Pagano, President and Chief Executive Officer.

Mr. Vizina will be responsible for ENGlobal's midstream and downstream engineering initiatives, with an emphasis on enhancing the Company's low risk engineering, procurement and construction management (EPCm) and government service objectives.  During his career, Mr. Vizina has developed results-driven engineering initiatives that advance sophisticated business objectives. He held various engineering management positions in affiliated government and private sector agencies. Mr. Vizina also has considerable experience in automation and offshore domestic and international environments.

For 24 years, Mr. Vizina served as a military officer, operational test pilot, Engineering Director and Program Manager with the United States Marine Corps. From 1997 to 2010, Mr. Vizina held several senior management positions first with Pegasus International, and later with UniversalPegasus, including Automation and Power Department Manager, Special Projects Manager, and Vice President of Offshore Engineering. Immediately prior to joining ENGlobal, he served as the Offshore Division Chief Operating Officer for UniversalPegasus.

Mr. Vizina received a B.S. from the University of Southwestern Louisiana, a B.S. in Electrical Engineering from George Mason University, and a post graduate Engineering Management degree from Defense Systems Management College – School of Program Managers, which specializes in coursework for Department of Defense acquisition technology and logistics personnel.  Mr. Vizina holds both a fixed wing and rotary wing aircraft flying certificates.

"As we continue to supplement our existing senior management team, I have been actively engaged in recruiting some of the best and brightest in our industry," said Mr. Pagano. "At a time of significant change at ENGlobal, Neal brings an essential combination of leadership and deep industry experience. I am very pleased to welcome Neal to our Executive Team."

About ENGlobal

ENGlobal provides project delivery solutions through its engineering, automation, land and government groups primarily to the energy sector throughout the United States and internationally. The Company's multi-disciplined staff develops projects from the initial planning stages, including right-of-way acquisition and permitting, and detailed design, fabrication, and inspection. ENGlobal has over 2,300 employees in 17 offices and 11 cities. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the ability of our management team, including Mr. Vizina, to execute on our business plan; (2) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (3) our ability to achieve our business strategy while effectively managing costs and expenses; (4) our ability to collect accounts receivable in a timely manner; (5) our ability to accurately estimate costs and fees on fixed-price contracts; (6) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (7) the effect of changes in the price of oil; (8) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (9) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (10) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com